Exhibit 99.1

Applied DNA Reports 2020 Year End and Fiscal Fourth Quarter Financial Results

- Receives Second Warrant Exercise Subsequent to Year-End for Net Proceeds of $1.05 Million –

- Company to Hold Conference Call and Webcast Today,
Thursday, December 17, 2020 at 4:30 PM ET -

STONY BROOK, N.Y. – December 17, 2020 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the "Company"), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing, today announced consolidated financial results for the full fiscal year and quarter ended September 30, 2020.

“Our activities in fiscal 2020 were principally devoted to the establishment of our diagnostic and surveillance testing programs for COVID-19 and to further positioning our proprietary LinearDNA™ manufacturing platform as what we believe to be a cleaner and higher-performing alternative to traditional vaccine development technologies in an environment moving at pandemic speeds to bring efficacious COVID-19 vaccines to market,” said Dr. James A. Hayward, president and CEO, Applied DNA. “With the shutdown in global supply chains severely affecting the performance of our supply chain security business, we redirected resources to our Biotherapeutics and Diagnostics markets: we initiated our own human and veterinary linear DNA COVID-19 vaccine development programs with partner Takis Biotech/EvviVax. While having clear public health goals, these programs also serve to validate our linear DNA manufacturing platform and its manufacturing advantages over plasmid DNA production that underpins current vaccine manufacturing technology; having acquired virus expertise as a result of our vaccine development work, we launched our Linea™COVID-19 Assay Kit (the “COVID-19 test”) and related testing services as part of a multi-pronged approach to the pandemic to establish new revenue streams.

“The result of these efforts was the development of a highly sensitive, highly specific, EUA-authorized diagnostic test that, when paired with safeCircle™, our pooled surveillance testing platform, is in the marketplace today as a cost-effective, and convenient means to help break the chain of virus transmission. We ended the fiscal year having secured our first customer of size for our kit, established an initial base of recurring revenue for our safeCircle platform, and initiated a clinical path for our lead veterinary vaccine candidate with an end goal of enabling commercial veterinary sales for domestic felines.”

Continued Dr. Hayward, “Our development efforts in fiscal 2020 have laid the groundwork for multiple inflection points in fiscal 2021. The sales pipelines for our COVID-19 test and safeCircle offerings are building. In particular, safeCircle is experiencing resonance in the marketplace that, together with a recently established ‘return-to-work’ partnership, enables us to target market niches we believe we can exploit profitably, such as local governments, private and enterprise clients, schools, and higher education athletics departments. We anticipate both offerings to scale up their contributions to our top-line over the coming quarters.

“Our own human linear DNA COVID-19 vaccine development program has not progressed as anticipated; however, the preclinical work we have conducted to date serves as the basis for a veterinary COVID-19 vaccine candidate that we believe offers a shorter and less costly regulatory path to commercialization. Domestic cats are a known virus reservoir and can easily transmit the virus to other felines. If all trial endpoints are met, we will apply for conditional licensure from the U.S.D.A., which we project to be in the latter half of the fiscal year. With about 58 million1 domestic cats in the U.S. and a likely first-mover advantage, we believe that a veterinary vaccine could be commercially significant to us if approved. We would then seek to expand the addressable market for our veterinary vaccine to include the farmed mink industry globally that has been ravaged by the virus, resulting in substantial commercial losses.

“As human COVID-19 vaccines obtain regulatory approval, we believe they evidence shortcomings in their manufacture and distribution that we believe are solvable by linear DNA forms of their vaccines. We believe our LinearDNA platform can produce PCR-based linear DNA at large scale enzymatically and likely with an improved safety profile, modify vaccines reliant on plasmids to address mutations in weeks, not months or years, and offer stability in distribution that potentially eliminates the need for expensive cold-chain requirements. This value proposition can benefit not only COVID-19 vaccines but also every nucleic acid-based program under development today. Concurrently, we see an uptick in contract research activity for biotherapeutic applications that we take to reflect the increasing value being placed on linear DNA by drug developers. Today, we are proud to count leading biotechnology and pharmaceutical companies working in the field of nucleic acid-based medicine as contract research customers. As manufacturing and distribution increasingly become key issues in advancing nucleic-acid-based therapeutic development pipelines, we expect that our LinearDNA platform will become increasingly relevant to existing and prospective customers.

“Finally, we await the return of increased demand patterns in our supply chain security market. The need for brand assurance and supply chain integrity remains as evidenced by our new supply agreement for our CertainT® platform with Pillar Technologies as it relates to the authenticity of personal protective equipment being consumed by our front-line healthcare workers, and by Nutrition21 who has transitioned its portfolio of IP-protected ingredients to CertainT. We remain cautiously optimistic on the prospects in this business in the new fiscal year,” concluded Dr. Hayward.

Fiscal Fourth Quarter 2020 Financial Results:

•	Revenues decreased 81% for the fourth quarter of fiscal 2020 to $314 thousand, compared with $1.7 million reported in the same period of the prior fiscal year and decreased 27% from $432 thousand for the third quarter of fiscal 2020. The decrease in revenues year over year was due primarily to a decrease in product revenues of approximately $1.1 million, which was primarily from shipments of DNA concentrate to protect the cotton supply chain during the prior fiscal year. The year over year decrease is also due to a decrease of $231 thousand in service revenues. The decrease in revenue quarter over quarter was due to a decrease in service revenue of $183 thousand, primarily related to the textile industry.

•	Total operating expenses increased to $4.2 million for the fourth fiscal quarter of 2020, compared with $3.2 million in the prior fiscal year’s fourth quarter. This increase is primarily attributable to an approximate $313 thousand increase in payroll. This increase in payroll is primarily attributable to a reversal of voluntary salary reductions and increased staffing at Applied DNA Clinical Laboratories, LLC, as well as an increase in research and development expense of $353 thousand centered on the Company’s Linea™COVID-19 assay kit.

•	Net loss applicable to common stockholders for the quarter ended September 30, 2020 was $4.1 million, or $0.82 per share, compared with a net loss of $1.5 million, or $1.44 per share, for the quarter ended September 30, 2019.

•	Excluding non-cash expenses, Adjusted EBITDA was negative $3.8 million and negative $1.6 million for the quarters ended September 30, 2020 and 2019, respectively. See below for information regarding non-GAAP measures.
•	Cash and cash equivalents stood at $7.8 million on September 30, 2020. Subsequent to the fiscal quarter, the Company received two exercises of warrants associated with its November 15, 2019 underwritten public offering (the “2019 Warrants”). The first exercise totaled net proceeds of approximately $1.7 million to the Company that was used to repay all outstanding secured convertible notes of $1.7 million. In accordance with the 2019 Warrants exercise agreement entered into in October 2020, the Company issued approximately 159,000 replacement warrants at an exercise price of $7.52. The second exercise totaled approximately $1.05 million in net proceeds to the Company. Also, in accordance with the 2019 Warrant exercise agreement and the second warrant exercise, the Company issued approximately 100,000 replacement warrants at an exercise price of $6.57 for 50,000 replacement warrants and $6.46 for 50,000 replacement warrants. Approximately 460,000 2019 Warrants are outstanding as of December 10, 2020.

Full Fiscal Year 2020 Financial Results:

•	Revenues for fiscal 2020 totaled $1.9 million, a decrease of 64% from $5.4 million from the prior fiscal year. The decrease in revenues was due to a decrease in service revenues of $1.9 million, or 60%, and a decrease in product revenues of $1.5 million, or 71%. The decrease in service revenue was primarily attributable to a decrease of $1 million from a cannabis licensing agreement (now terminated), as well as an additional decrease of $613 thousand for a government contract award that ended during the second half of fiscal 2019. The decrease in product revenues relates to a decrease in textiles of $1.35 million for shipments of DNA concentrate to protect the cotton supply chain that occurred during the prior fiscal year. This decrease in textiles revenue is primarily as result of the global shut down related to the COVID-19 pandemic adversely impacting the textile industry.
•	Operating expenses for the fiscal year ended September 30, 2020 increased slightly by $110 thousand, or 1% as compared to the prior fiscal year.

•	Net loss applicable to common stockholders for the twelve months ended September 30, 2020 was $13.0 million or $3.32 per share, compared with a net loss of $8.9 million or $9.69 per share for the twelve months ended September 30, 2019.

•	Excluding non-cash expenses and interest, Adjusted EBITDA for the fiscal year ended September 30, 2020 was a negative $11.6 million as compared to a negative $7.6 million for the prior fiscal year. See below for information regarding non-GAAP measures.

Select Recent Operational Highlights:

COVID-19

Linea™COVID-19 SARS-CoV-2 Diagnostic Assay Kit (“assay kit”)

•	On November 25, 2020, Applied DNA was granted an amendment to its Emergency Use Authorization by the U.S. FDA that expanded the installed base of RT-PCR platforms that can process the assay kit to include the Applied Biosystems™ 7500 Fast Dx Real-Time PCR System, a system found in the majority of clinical laboratories nationally.

•	On November 12, 2020, the Company received a blanket purchase order from Stony Brook University Hospital (SBUH) for assay kits and consumables to power SBUH’s newly-launched surveillance testing program that aims to cover testing of 9,000 individuals per week with 1,800 pooled (5 individuals per pool) tests per week. The Company anticipates recurring purchase orders from SBUH to support SBUH’s ongoing surveillance testing needs.

•	On September 29, 2020, the Company and SBUH signed a one-year Master Service Agreement (MSA) to supply the Company’s COVID-19 assay on an as-needed basis to SBUH. The Company also designed and implemented an automated, high-throughput COVID-19 testing workflow in the SBUH clinical lab that is now being used to enable SBUH’s surveillance testing program. Concurrently, the Company received an initial purchase order under the MSA.

Applied DNA Clinical Labs, LLC (ADCL)

•	On December 11, 2020, the Company stated that it is experiencing growing demand for its safeCircle pooled COVID-19 surveillance testing program that is being primarily driven by New York State schools moving to comply with the State’s Winter COVID-19 Plan. Applied DNA has secured new agreements with schools and colleges that represent a potential weekly testing population of >5,000 individuals, from which a varying percentage are tested each week. Several contracts are contingent on the schools’ ability to secure funding.

•	On December 1, 2020, Applied DNA announced that it is providing its pooled surveillance testing program, safeCircle™ , to the Stony Brook University Seawolves men’s and women’s basketball teams – student-athletes and coaching staff - for the balance of the calendar year.

•	On November 25, 2020, the Company announced the results of New York State Department of Health’s (DoH) initial inspection report of ADCL that highlighted deficiencies at the clinical lab that were present at the time of the inspection that require remediation prior to the submission of a re-inspection request. The Company expects to complete remediation actions during the first calendar quarter of 2021. The Company’s safeCircle platform and its ability to conduct pooled surveillance testing is not impacted by the DoH’s report.

•	On November 10, 2020, Applied DNA announced that its assay was selected by SBUH for use in SBUH’s newly launched COVID-19 surveillance testing program that is modeled after the Company’s safeCircle™ platform, a pooled surveillance testing program. At peak operations, SBUH will test its 9,000-member faculty and staff of SBUH and Renaissance School of Medicine every week that would equate to 1,800 (5 individuals per pooled test) of the Company’s tests per week.

•	On October 30, 2020, the Company announced that it was boosting its surveillance testing capacity through the expanded use of robotic automation. The Company’s expansion plans support the reception to ADCL’s surveillance testing-as-a-service offering enhanced by ongoing sales and marketing outreach efforts.

•	On October 12, 2020, announced that it secured COVID-19 surveillance testing contracts that are estimated to generate more than $1.0 million in total annualized revenue beginning October 1, 2020.

Vaccine Candidates

•	On November 30, 2020, Applied DNA and its development partner, EvviVax, announced the receipt of regulatory approval from the New York State Department of Agriculture and Markets and the U.S. Department of Agriculture (USDA) to initiate a veterinary clinical trial of its lead LinearDNA™ COVID-19 vaccine candidate in domestic companion felines. The goal of the trial is to evaluate the vaccine candidate as a strategy for the prevention of SARS-CoV-2, the virus that causes COVID-19, in feline companions of humans that would mitigate the animals as a potential reservoir for infections in humans. Domestic felines are a known COVID-19 reservoir and can transmit the virus to other felines.

The trial allows for immunologic data to be gathered across the clinical trial cohort that may also support the initiation of a near-concurrent challenge trial, which is under development. Achievement of both trials’ primary endpoints we believe would enable the Company and EvviVax to apply for a USDA APHIS conditional license (9 CFR 102.6) for a LinearDNA COVID-19 vaccine candidate for domestic felines.

The Company believes that an efficacious vaccine for domestic felines would be similarly efficacious to mink, another known COVID-19 reservoir. SARS-CoV-2 has severely impacted the farmed mink industry and mink-linked virus mutations now present in humans in at least 7 countries. Applied DNA believes that should its veterinary COVID-19 vaccine candidate gain conditional licensure for the vaccine candidate, it could have significant utility in mitigating the spread of the virus in commercial animal populations and from animal populations to humans.

LineaRx

•	On November 2, 2020, the Company announced orders for its linear DNA to be evaluated in an RNA vaccine and Adeno-Associated Virus (AAV) production from two new contract research customers, respectively. The Company also announced a follow-on order from a repeat customer for a preclinical CAR T therapy. All orders are expected to ship during the quarter ending December 31, 2020.

•	On August 17, 2020, Applied DNA filed for a nonprovisional patent application with the United States Patent and Trademark Office (USPTO) entitled “Methods and Systems of PCR-Based Recombinant Adeno-Associated Virus Manufacture” (the “Patent”). The Patent claims priority to a previously filed provisional patent application filed with the USPTO in August of 2019.

Supply Chain Security

•	On December 7, 2020, the Company announced that Nutrition21 has transitioned to the Company’s CertainT platform to secure its IP-protected portfolio of dietary supplement ingredients. Concurrently, the Company received two follow-on orders for a second year of commercial production, the majority of which is expected to be shipped in the quarter ending December 31, 2020.

•	On September 21, 2020, Applied DNA entered into a supply agreement for its CertainT™ platform with Pillar Technologies (Pillar), a subsidiary of ITW (Illinois Tool Works). The Company will supply SigNature® molecular tags and SigNify® in-field authentication devices to Pillar for use on materials and products treated with Pillar’s patented plasma deposition technology. The supply agreement supports Pillar’s strategy to combat the growing issue of counterfeit PPE entering the healthcare supply chain as the COVID-19 pandemic increases demand and has grown to include other materials and products manufactured by Pillar’s customers.

•	On August 12, 2020, the Company received a Notice of Allowance for its U.S. Patent Application No. 14/572,552 (US 2016/0168781 A1) entitled “Method and Device for Marking Fibrous Materials.” The allowed claims cover methods of DNA-tagging cotton fibers while they travel through the forced air systems found at cotton gins, and later authenticating the DNA-tagged cotton fibers to prove their provenance and/or authenticity all the way to finished goods. The allowed patent application extends the Company’s patent protection for its proprietary DNA Transfer System, a key component of its CertainT® platform for cotton.

Corporate

•	On October 8, 2020, Applied DNA announced the repayment of secured convertible notes in an aggregate amount of approximately $1.7 million, representing the outstanding amount of the Notes plus interest through the scheduled maturity of the Notes. The repayment was funded by the exercise of warrants issued as part of the Company’s November 15, 2019 underwritten public offering for total proceeds to Applied DNA of approximately $1.7 million.

Footnote:

1 https://www.avma.org/resources-tools/reports-statistics/us-pet-ownership-statistics

Fiscal Fourth Quarter 2020 Conference Call Information

The Company will hold a conference call and webcast to discuss its fiscal fourth quarter-end 2020 results on Thursday, December 17, 2020 at 4:30 PM ET. To participate on the conference call, please follow the instructions below. While every attempt will be made to answer investors’ questions on the Q&A portion of the call, due to the large number of expected participants, not all questions may be answered.

To Participate:

•	Participant Toll Free:1-844-887-9402
•	Participant Toll: 1-412-317-6798
•	Please ask to be joined to the Applied DNA Sciences call

Live webcast: https://services.choruscall.com/links/apdn201210.html

Replay (available 1 hour following the conclusion of the live call through December 24, 2019):

•	Participant Toll Free: 1-877-344-7529
•	Participant Toll: 1-412-317-0088
•	Participant Passcode: 10149831

Webcast replay: https://services.choruscall.com/links/apdn201210.html

For those investors unable to attend the live call, a copy of management’s PowerPoint presentation will be available for review under the ‘IR Calendar’ portion of the Company’s Investor Relations web site: https://adnas.com/molecular-based-security/investors/

About the LineaTM COVID-19 Assay Kit

The Linea™ COVID-19 Assay Kit is authorized by FDA EUA for the qualitative detection of nucleic acid from SARS-CoV-2 in respiratory specimens, including anterior nasal swabs, self-collected at a healthcare location or collected by a healthcare worker, and nasopharyngeal and oropharyngeal swabs, mid-turbinate nasal swabs, nasopharyngeal washes/aspirates or nasal aspirates, and bronchoalveolar lavage (BAL) specimens collected by a healthcare worker from individuals who are suspected of COVID-19 by their healthcare provider. The scope of the Linea™ COVID-19 Assay Kit EUA, as amended, is expressly limited to use consistent with the Instructions for Use by authorized laboratories, certified under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) to perform high complexity tests. The EUA will be effective until the declaration that circumstances exist justifying the authorization of the emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 is terminated or until the EUA’s prior termination or revocation. The diagnostic kit has not been FDA cleared or approved, and the EUA’s limited authorization is only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens.

The Company is offering surveillance testing in compliance with current CDC, FDA, and CMS guidances. The use of saliva and pooled sampling for surveillance testing, which has been internally validated by the Company in compliance with current surveillance testing guidances, is not included in the Company’s EUA authorization for the Linea™ COVID-19 Assay Kit.

Information about Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our condensed consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information presented in accordance with GAAP. We use this non-GAAP financial measure for internal financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash expenses that may not be indicative of our recurring operating results. We believe this non-GAAP financial measure is useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

“EBITDA”- is defined as earnings (loss) before interest expense, income tax expense and depreciation and amortization expense.

“Adjusted EBITDA”- is defined as EBITDA adjusted to exclude (i) stock-based compensation and (ii) other non-cash expenses.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping, and pre-clinical nucleic acid-based therapeutic drug candidates.

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.
The Company’s common stock is listed on NASDAQ under ticker symbol ‘APDN’.
Applied DNA is a member of the Russell Microcap® Index.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to, its history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s or its partner’s diagnostic or therapeutic candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration (U.S. FDA), the U.S. Department of Agriculture (USDA) or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA, the USDA or equivalent foreign regulatory agencies, the unknown outcome of any applications or requests to U.S. FDA, USDA, equivalent foreign regulatory agencies and/or the New York State Department of Health, the unknown limited duration of any Emergency Use Authorization (EUA) approval from U.S. FDA, changes in guidances promulgated by the CDC, FDA and/or CMS relating to COVID-19 surveillance testing, disruptions in the supply of raw materials and supplies , and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 17, 2020, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Financial Tables Follow

APPLIED DNA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2020 AND 2019

	September 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$7,786,743	$558,988
Accounts receivable, net of allowance of $11,968 and $4,500 at September 30, 2020 and 2019, respectively	194,319	839,951
Inventories	497,367	142,629
Prepaid expenses and other current assets	599,296	604,740
Total current assets	9,077,725	2,146,308
Property and equipment, net	1,277,655	226,221
Other assets:	-	-
Deferred offering costs	-	109,698
Deposits	95,083	62,351
Goodwill	285,386	285,386
Intangible assets, net	605,330	734,771
Total Assets	$11,341,179	$3,564,735

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,926,427	$1,616,997
Promissory notes payable-current portion	329,299	-
Secured convertible notes payable , net of debt issuance costs	1,499,116	-
Deferred revenue	511,036	628,993
Total current liabilities	4,265,878	2,245,990
Long term accrued liabilities	848,307	621,970
Promissory notes payable-long term portion	517,488	-
Secured convertible notes payable, net of debt issuance costs	-	1,442,497
Secured convertible notes payable, recorded at fair value	-	102,777
Total liabilities	5,631,673	4,413,234
Commitments and contingencies (Note K)
Applied DNA Sciences, Inc. Stockholders’ Equity (Deficit) :
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of September 30, 2020 and 2019, respectively	-	-
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of September 30, 2020 and 2019, respectively	-	-
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of September 30, 2020 and 2019, respectively	-	-

Common stock, par value $0.001 per share; 200,000,000 and 500,000,000 shares authorized as of September 30, 2020 and 2019, respectively; 5,142,779 and 1,207,993 shares issued and outstanding as of September 30, 2020 and 2019, respectively	5,144	1,208
Additional paid in capital	275,548,737	255,962,922
Accumulated deficit	(269,835,650)	(256,805,589)
Applied DNA Sciences, Inc. stockholders’ equity (deficit):	5,718,231	(841,459)
Noncontrolling interest	(8,725)	(7,040)
Total equity (deficit)	5,709,506	(848,499)

Total liabilities and equity (deficit)	$11,341,179	$3,564,735

APPLIED DNA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED SEPTEMBER 30, 2020 AND 2019

	2020	2019
Revenues:
Product	$615,430	$2,136,055
Service	1,316,067	3,253,034
Total revenues	1,931,497	5,389,089
Cost of revenues	720,900	877,613
Operating expenses:
Selling, general and administrative	10,138,103	10,278,045
Research and development	3,321,763	2,967,278
Depreciation and amortization	285,730	390,424

Total operating expenses	13,745,596	13,635,747

LOSS FROM OPERATIONS	(12,534,999)	(9,124,271)
Other (expense) income:
Interest expense (including related party interest of $46,586 for the year ended September 30, 2019)	(115,830)	(162,432)
Other expense, net	(378,075)	(43,299)
Loss on extinguishment of debt	-	(1,260,399)
Unrealized gain on change in fair value of secured convertible notes payable	-	1,972,955

Loss before provision for income taxes	(13,028,904)	(8,617,446)

Provision for income taxes	-	15,000

NET LOSS	(13,028,904)	(8,632,446)
Less: Net loss (income) attributable to noncontrolling interest	1,685	9,323
NET LOSS attributable to Applied DNA Sciences, Inc.	(13,027,219)	(8,623,123)
Deemed dividend related to warrant modifications	2,842	(309,607)
NET LOSS applicable to common stockholders	$(13,030,061)	$(8,932,730)

Net loss per share applicable to common stockholders-basic and diluted	$(3.32)	$(9.69)

Weighted average shares outstanding-basic and diluted	3,919,072	921,809

APPLIED DNA SCIENCES, INC.

CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	Three Month Period Ended September 30,		Twelve Month Period Ended September 30,
	2020	2019	2020	2019

Net Loss	$(4,125,146)	$(1,233,460)	$(13,028,904)	$(8,632,446)
Interest expense (income), net	29,019	55,226	115,830	162,432
Depreciation and amortization	82,261	70,385	285,730	390,424
Loss on extinguishment of debt	-	1,260,399	-	1,260,399
Change in fair value of convertible notes payable	-	(1,972,955)	-	(1,972,955)
Stock based compensation expense (income)	203,503	217,468	1,001,080	1,129,110
Income tax expense	-	15,000	-	15,000
Bad debt expense	23,400	16,281	45,280	7,648
Total non-cash items	338,183	(338,196)	1,447,920	992,058
Consolidated Adjusted EBITDA (loss)	$(3,786,963)	$(1,571,656)	$(11,580,984)	$(7,640,388)

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